Exhibit 99.1

Banyan Acquisition Corporation Announces Stockholder Approval of Amendments to Charter and Trust Agreement and Extension of Business Combination Period

NORTHBROOK, Ill., April 21, 2023 (BUSINESS WIRE) – Banyan Acquisition Corporation (NYSE: BYN.U, BYN, BYN.WS) (the “Company”), a special purpose acquisition company, announced today that at its special meeting of stockholders on April 21, 2023 (the “Meeting”), the Company’s stockholders voted in favor of the proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation (the “Charter”) and in favor of a proposal to amend the investment management trust agreement (the “Trust Amendment”), dated as of January 19, 2022, between the Company and Continental Stock Transfer & Trust Company (the “Trust Agreement”), and the Company has implemented the Charter Amendment and the Trust Amendment. Additionally, as permitted by the Charter Amendment and the Trust Amendment, the Company has now extended the period by which it must complete a business combination by eight months from April 24, 2023 to December 24, 2023

The Company has been advised that, in connection with the stockholders’ vote at the Meeting, holders of 20,151,313 shares of Class A Common Stock exercised their right to redeem their shares for cash at an approximate price of $10.42 per share, for an aggregate payment of approximately $210,031,815.49, which will be withdrawn from the Company’s trust account to redeem such shares.

For additional information, see the Company’s current report on Form 8-K being filed today.

About Banyan Acquisition Corporation

Banyan Acquisition Corporation, led by CEO, Keith Jaffee, and Chairman, Jerry Hyman, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on businesses within the foodservice industry.

Forward -Looking Statements

Certain statements made in this release with respect to the Company and the Meeting are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward -looking statements. Important factors, among others, that may affect actual results or outcomes include: the ability of the Company to enter into a definitive agreement with respect to, and consummate, an initial business combination within the extended time now available to the Company and those factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023 under the heading “Risk Factors,” and in other documents the Company filed, or will file, with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Banyan Acquisition Corporation
Keith Jaffee
Keith@banyanacquisition.com